Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 1st day of December, 2007 by and between THE BUCKHEAD COMMUNITY BANK (the “Employer”), a state bank organized under the laws of the State of Georgia; and ANDREW K. WALKER, a resident of the State of Georgia (the “Executive”).

RECITALS:

Pursuant to that certain Agreement and Plan of Reorganization dated as of March 1, 2007, as amended, by and among the Company (as defined below), the Bank, Allied Bancshares, Inc., and the First National Bank of Forsyth County (the “Merger Agreement”), the Employer has become the successor employer of the Executive.

Executive is a valuable member of Employer’s management team, and, as a condition to the consummation of the transactions provided for in the Merger Agreement, Executive and Employer have agreed to enter into this Agreement.

The Employer desires to employ the Executive as a Regional President of the Employer and the Executive desires to accept such employment.

In consideration of the above promises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1. Definitions. Whenever used in this Agreement, the following terms and their variant forms shall have the meaning set forth below:

1.1 “Affiliate” shall mean any business entity which controls the Employer, is controlled by or is under common control with the Employer.

1.2 “Agreement” shall mean this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

1.3 “Area” shall mean the geographic area encompassed by Forsyth, Fulton and Hall Counties in the State of Georgia. It is the express intent of the parties that the Area as defined herein is the area where the Executive performs services on behalf of the Employer under this Agreement.

1.4 “Business of the Employer” shall mean the business conducted by the Employer, which is the business of commercial banking.

1.5 “Cause” shall mean:

1.5.1 With respect to termination by the Employer:

(a) a material breach of the terms of this Agreement by the Executive, including, without limitation, failure by the Executive to perform his duties and responsibilities in the manner and to the extent required under this Agreement, which remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Executive by the Chief Executive Officer of the Employer;

(b) conduct by the Executive that amounts to fraud, dishonesty or gross and willful misconduct in the performance of his duties and responsibilities hereunder;

(c) arrest for, charged in relation to (by criminal information, indictment or otherwise), or conviction of the Executive during the Term of a felony or a crime involving breach of trust or moral turpitude;

(d) conduct by the Executive that amounts to gross and willful insubordination or inattention to his duties and responsibilities hereunder; or

(e) the receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal or informal regulatory action against the Executive or the Employer, provided that the Chief Executive Officer of the Employer determines in good faith that such action involves acts or omission by or under the direct supervision of the Executive or that termination of the Executive could materially advance the Employer’s compliance with the purpose of the action or would materially assist the Employer in avoiding or reducing the restrictions or adverse effects to the Employer related to the regulatory action.

1.5.2 With respect to termination by the Executive,

(a) a material reduction, without the written consent of the Executive, in the Executive’s title, position or responsibilities (including reporting responsibilities) at any time after the Effective Date; provided that Cause under this Subsection (a) excludes an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Employer promptly after receipt of notice thereof given by the Executive;

(b) a reduction, without the written consent of the Executive, in the Executive’s Base Salary as in effect on the Effective Date or as the same may be increased from time to time, or any failure to pay the Executive any Base Salary to which he is entitled within ten (10) days of the date due;

(c) the failure by the Employer to continue in effect (without reduction in benefit level and/or reward opportunities) any compensation or employee benefit plan (exclusive of any employee welfare benefit plan or fringe benefit of any type) in which the Executive participated immediately following the Effective Date, or at any time thereafter, that is material to the Executive’s total compensation, unless (1) an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such reduction, or (2) the Executive’s participation therein (or in such substitute alternative plan) is on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive’s participation therein relative to other similarly situated participants;

(d) any failure by the Employer to comply with and satisfy Section 13 of this Agreement; or

(e) the material breach by the Employer of any provision of this Agreement, excluding an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Employer promptly after receipt of notice thereof given by the Executive.

The Employer shall have an opportunity to cure any claimed event of Cause within thirty (30) days of notice from the Executive. The Employer shall notify the Executive of the cure of any claimed event of Cause and the manner in which such cure was effected, and, if cured, any notice of termination delivered by the Executive based on such claimed Cause shall be deemed withdrawn and shall not be effective to terminate this Agreement.

1.6 “Change of Control” means any one of the following events:

(a) the acquisition by any individual, entity or “group,” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934 (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of voting securities of the Company or the Employer where such acquisition causes any such Person to own more than fifty percent (50%) or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the Employer, as applicable, (the “Outstanding Voting Securities”); provided, however, that for purposes of this Section 1.6(a), the following shall not be deemed to result in a Change of Control, (1) any acquisition directly from the Company or the Employer of its own securities, unless such a Person subsequently acquires additional shares of Outstanding Voting Securities other than from the Company or Employer, as the case may be, in which case any such subsequent acquisition shall be deemed to be a Change of Control; or (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Employer or any Affiliate;

(b) within any twelve-month period, the persons who were directors of the Company or the Employer immediately before the beginning of such twelve-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of such board of directors, provided that any director who was not a director at the beginning of such twelve-month period shall be deemed to be an Incumbent Director if that director were elected to such board of directors by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director;

(c) a reorganization, merger or consolidation, with respect to which persons who were the shareholders of the Company or the Employer immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated entity’s then Outstanding Voting

Securities, excluding any such transaction involving an entity which immediately before such transaction was controlling, controlled by, or under common control with the Company;

(d) the sale or transfer of more than fifty percent (50%) of the Outstanding Voting Securities of the Company or the Employer by the holders thereof in any one transaction or a series of related transactions occurring within a one-year period, other than to an entity which immediately prior to such sale or transfer, was controlling, controlled by or under common control with the Company or to any Person or group of Persons who immediately before the sale or transfer owned, directly or indirectly, more than fifty percent (50%) of the Outstanding Voting Securities of the Company; or

(e) the sale, transfer or assignment of all or substantially all of the assets of the Company or the Employer to any third party.

1.7 “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

1.8 “Company” Buckhead Community Bancorp, Inc., a bank holding company organized under the laws of the State of Georgia.

1.9 “Competing Business” shall mean any business engaged in the Business of the Employer.

1.10 “Confidential Information” means data and information relating to the business of the Employer (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through the Executive’s relationship to the Employer and which has value to the Employer and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Employer (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

1.11 “Disability” shall mean the inability of the Executive to perform each of his material duties under this Agreement for the duration of the short-term disability period under the Employer’s policy then in effect as certified by a physician chosen by the Employer and reasonably acceptable to the Executive.

1.12 “Effective Date” shall mean December 1, 2007.

1.13 “Employer Information” means Confidential Information and Trade Secrets.

1.14 “Initial Term” shall mean that period of time commencing on the Effective Date and running until the earlier of the close of business on the last business day immediately preceding the second anniversary of the Effective Date or any earlier termination of employment of the Executive under this Agreement as provided for in Section 3.

1.15 “Payout Amount” shall mean the termination payment paid to the Executive in the amount of the annual base salary currently in effect in conjunction with termination of the Prior Employment Agreement.

1.16 “Prior Employment Agreement” shall mean the Executive’s employment agreement with Allied Bancshares, Inc., First National Bank of Forsyth County and the organizers of the foregoing entities dated as of May 21, 2003.

1.17 “Term” shall mean the Initial Term and all subsequent renewal periods.

1.18 “Trade Secrets” means Employer information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2. Duties.

2.1 Position. The Executive is employed as the Regional President of the Employer for Forsyth County, Hall County and any other market areas designated by the Chief Executive Officer of the Employer from time to time and, subject to the direction of the Chief Executive Officer of the Employer, shall perform and discharge well and faithfully the duties which may be assigned to him from time to time by the Employer in connection with the conduct of its business. The duties and responsibilities of the Executive shall be those duties and responsibilities commensurate with the position of a regional president of a bank.

2.2 Full-Time Status. In addition to the duties and responsibilities assigned to the Executive pursuant to Section 2.1 hereof, the Executive shall:

(a) devote substantially all of his time, energy and skill during regular business hours to the performance of the duties of his employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

(b) diligently follow and implement all reasonable and lawful management policies and decisions communicated to him by the Chief Executive Officer of the Employer; and

(c) timely prepare and forward to the Chief Executive Officer of the Employer all reports and accountings as may be requested of the Executive.

2.3 Permitted Activities. The Executive shall devote his entire business time, attention and energies to the Business of the Employer and shall not during the Term be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Executive from:

(a) investing his personal assets in businesses which (subject to clause (b) below) are not in competition with the Business of the Employer and which will not require any services on the part of the Executive in their operation or affairs and in which his participation is solely that of an investor;

(b) purchasing securities in any corporation, the securities of which are regularly traded provided that such purchase shall not result in him collectively owning beneficially at any time five percent (5%) or more of the equity securities of any business in competition with the Business of the Employer;

(c) participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books or teaching so long as the Chief Executive Officer of the Employer approves in writing of such activities prior to the Executive’s engaging in them; and

(d) serving on the board of directors of the Bank of Ellijay, Alliance National Bank, or Alliance Bancshares, Inc. and serving on committees of such boards of directors;

provided, however, that Executive engages in such activities in a manner that does not interfere with the discharge of his duties and responsibilities to the Employer.

2.4 Policies and Procedures. Except as specifically set forth in this Agreement, the Executive is subject to the policies and procedures of the Employer, as they may be adopted from time to time by the Employer.

3. Term and Termination.

3.1 Term. This Agreement shall remain in effect for the Term. While this Agreement remains in effect, on the second anniversary of the Effective Date, and on every successive anniversary of the Effective Date, this Agreement shall automatically be extended for a successive twelve-month period unless any party gives written notice to the other of its or his intent not to extend this Agreement with such written notice to be given not less than sixty (60) days prior to the end of the Initial Term or such twelve-month period. In the event such notice of non-extension is properly given, this Agreement shall terminate at the end of the remaining Term then in effect and the Employer shall have no further obligation to the Executive except for payment of amounts due and owing under Section 4 as of the last day of the Term.

3.2 Termination. During the Term, the employment of the Executive under this Agreement may be terminated only as follows:

3.2.1 By the Employer:

(a) For Cause, upon written notice to the Executive pursuant to Section 1.5.1 hereof, in which event the Employer shall have no further obligation to the Executive except for payment of any Base Salary due and owing under Section 4.1 on the effective date of termination and reimbursement under Section 4.6 of expenses incurred as of the effective date of termination;

(b) Without Cause, at any time, provided that the Employer shall give the Executive thirty (30) days’ prior written notice of its intent to terminate, in which event the Employer shall be required to continue to meet its obligations to the Executive under Section 4.1 for twelve (12) months following the effective date of termination and under Section 4.4 and shall provide reimbursement under Section 4.6 of expenses incurred as of the effective date of termination; or

(c) Upon the Disability of Executive at any time, provided that the Employer shall give the Executive thirty (30) days’ prior written notice of its intent to terminate, in which event, the Employer shall be required to continue to meet its obligation to the Executive under Section 4.1 for three (3) months following the effective date of termination or until the Executive begins receiving payments under the Employer’s long-term disability policy, whichever occurs first and shall provide reimbursement under Section 4.6 of expenses incurred as of the effective date of termination.

3.2.2 By the Executive:

(a) For Cause, upon written notice to the Employer pursuant to Section 1.5.2 hereof in which event the Employer shall be required to continue to meet its obligation to the Executive under Section 4.1 for twelve (12) months following the effective date of termination and under Section 4.4 and shall provide reimbursement under Section 4.6 of expenses incurred as of the effective date of termination; provided however, that the Employee’s continued employment for thirty (30) days following any act or failure to act constituting Cause hereunder, without delivery of written notice shall constitute consent to, and a waiver of the Employee’s rights under this subsection with respect to such act or failure to act; or

(b) Without Cause, upon sixty (60) days’ prior written notice to the Employer of the Executive’s intent to terminate, in which event the Employer shall have no further obligation to the Executive except for payment of any Base Salary due and owing under Section 4.1 on the effective date of termination and reimbursement under Section 4.6 of expenses incurred as of the effective date of termination. In the event the Executive gives notice as provided herein, the Employer shall have the right to immediately terminate the Executive and pay Executive his Base Salary under Section 4.1 in lieu of the notice with no further obligation to the Executive.

(c) Upon the Disability of the Executive, upon sixty (60) days’ prior written notice to the Employer of the Executive’s intent to terminate, in which event the Employer shall have no further obligation to the Executive except for payment of any Base Salary due and owing under Section 4.1 on the effective date of termination and reimbursement under Section 4.6 of expenses incurred as of the effective date of termination. In the event the Executive gives notice as provided herein, the Employer shall have the right to immediately terminate the Executive and pay Executive his Base Salary under Section 4.1 in lieu of the notice with no further obligation to the Executive.

3.2.3 At any time upon mutual, written agreement of the parties, in which event the Employer shall have no further obligation to the Executive except for payment of any Base Salary due and owing under Section 4.1 on the effective date of termination and reimbursement under Section 4.6 of expenses incurred as of the effective date of termination.

3.2.4 Notwithstanding anything in this Agreement to the contrary, the Term shall end automatically upon the Executive’s death, in which event the Employer shall have no further obligation to the Executive’s estate except for payment of any Base Salary due and owing under

Section 4.1 on the effective date of termination and reimbursement under Section 4.6 of expenses incurred as of the effective date of termination.

3.3 Change of Control. If, within twelve (12) months following a Change of Control: (a) the Executive terminates his employment for Cause; or (b) the Employer terminates Executive’s employment without Cause, the Executive, or in the event of his subsequent death, his designated beneficiaries or his estate, as the case may be, shall receive, as liquidated damages, in lieu of all other claims, a lump sum severance payment equal to one (1) times the Executive’s then current Base Salary, plus the average of the Executive’s annual bonuses paid pursuant to Section 4.2 of this Agreement for the three calendar years immediately preceding the effective date of the Change of Control (with any such calendar year(s) for which no annual bonus was paid being included in such calculation as a zero dollar amount), plus any amounts not yet paid under Section 4.4. The lump sum amount so calculated shall be paid in full on the last day of the month following the date of termination.

In no event shall the payment described in this Section 3.3 exceed the amount permitted by Section 280G of the Code. Therefore, if the aggregate present value (determined as of the date of the Change of Control in accordance with the provisions of Section 280G of the Code) of both the severance payment and all other payments to the Executive in the nature of compensation which are contingent on a change in ownership or effective control of the Employer or in the ownership of a substantial portion of the assets of the Employer (the “Aggregate Severance”) would result in a “parachute payment,” as defined under Section 280G of the Code, then the Aggregate Severance shall not be greater than an amount equal to 2.99 multiplied by Executive’s “base amount” for the “base period, “ as those terms are defined under Section 280G of the Code. In the event the Aggregate Severance is required to be reduced pursuant to this Section 3.3, the Executive shall be entitled to determine which portions of the Aggregate Severance are to be reduced so that the Aggregate Severance satisfies the limit set forth in the preceding sentence. Notwithstanding any provision in this Agreement, if the Executive may exercise his right to terminate employment under this Section 3.3, the Executive may choose which provision shall be applicable.

3.4 Effect of Termination.

3.4.1 Upon termination of the Executive’s employment hereunder for any reason, the Employer shall have no further obligation to the Executive or the Executive’s estate with respect to this Agreement, except for the payment of any Base Salary due and owing under Section 4.1 on the effective date of termination and reimbursement under Section 4.6 of expenses incurred as of the effective date of termination of employment and any required payments set forth in Sections 3.2.1(b) or (c); Section 3.2.2(a), or Section 3.3, as applicable.

3.4.2 As a condition to the Employer’s payment of any amount in connection with the Executive’s termination of employment, the Executive agrees to sign a customary and reasonable release in such form as reasonably required by the Company. The Employer reserves the right to withhold payment of any amounts payable upon termination until the revocation period associated with such release expires (generally seven (7) days from the date the release is executed).

3.4.3 Notwithstanding any provision in this Agreement to the contrary, any payments otherwise payable to the Executive within the first six (6) months following the effective date of termination of employment under a “nonqualified deferred compensation plan”, within the meaning of Code Section 409A, shall be suspended and paid as soon as practicable following the six-month anniversary of such effective date if, immediately prior to the Executive’s termination of employment, the Executive is determined to be a “specified employee” of the Employer within the meaning of Code Section 409A(a)(2)(B)(i).

4. Compensation. The Executive shall receive the following salary and benefits during the Term, except as otherwise provided below:

4.1 Base Salary. Beginning as of the Effective Date, the Executive shall be compensated at a base rate of $200,000 per year (the “Base Salary”). The Executive’s Base Salary shall be reviewed by the Chief Executive Officer of the Employer at least annually, and the Executive shall be entitled to receive annually an increase in such amount, if any, as may be determined by the Chief Executive Officer of the Employer based on his evaluation of the Executive’s performance. Base Salary shall be payable in accordance with the Employer’s normal payroll practices.

4.2 Incentive Compensation. The Executive shall be entitled to annual bonus compensation, if any, as determined by the Employer pursuant to any incentive compensation program as may be adopted from time to time by the Employer.

4.3 Equity Incentives. The Executive is entitled to participate in equity incentive programs established by the Employer to the extent determined by the Board of Directors of the Employer or any committee thereof.

4.4 Cancellation Payment. The Executive will be paid the Payout Amount in equal installments of one-fourth of the Payout Amount over a nine-month period, with the first payment commencing on or as soon as administratively practicable after the Effective Date and with an additional payment every three (3) months thereafter until the entire Payout Amount is paid. The payment due for each three-month period shall be made on or as soon as administratively practicable after the last day of each such three-month period.

4.5 Automobile. The Employer will provide the Executive with the use of an automobile of a make and model commensurate with the Executive’s status, as determined by the Employer. Employer will pay or reimburse the Executive for all expenses related to the operation, maintenance and repair of the automobile, subject to verification in accordance with Section 4.6.

4.6 Business Expenses; Memberships. The Employer specifically agrees to reimburse the Executive for:

(a) reasonable and necessary business (including travel) expenses incurred by him in the performance of his duties hereunder, as approved by the Chief Executive Officer of the Employer;

(b) the reasonable monthly dues associated with membership in Chattahoochee Country Club; and

(c) continued professional education and educational pursuits, as approved in advance by the Chief Executive Officer of the Employer, that have a mutually beneficial impact on the Executive’s professional development and the achievement of the goals of the Employer;

provided, however, that the Executive shall, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Employer and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.

4.7 Vacation. On a non-cumulative basis, the Executive shall be entitled to four (4) weeks of vacation during each twelve-month period of the Term. The Executive’s vacation time shall be administered in accordance with the policies and procedures as may be adopted from time to time by the Employer. Unused vacation will not be paid upon termination. The Executive will also receive sick time or other leaves, if any, pursuant to the policies and procedures adopted by the Employer.

4.8 Benefits. In addition to the benefits specifically described in this Agreement, the Executive shall be entitled to such benefits as may be available from time to time to executives of the Employer similarly situated to the Executive. All such benefits shall be awarded and administered in accordance with the Employer’s standard policies and practices. Such benefits may include, by way of example only, retirement, dental, health, life and disability insurance benefits and such other benefits as the Employer deems appropriate.

4.8 Withholding. The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income tax, FICA and other withholding requirements.

5. Employer Information.

5.1 Ownership of Employer Information. All Employer Information received or developed by the Executive while employed by the Employer will remain the sole and exclusive property of the Employer.

5.2 Obligations of the Executive. The Executive agrees:

(a) to hold Employer Information in strictest confidence;

(b) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Employer Information or any physical embodiments of Employer Information except in furtherment of Employer’s business; and

(c) in any event, not to take any action causing or fail to take any action necessary in order to prevent any Employer Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret.

In the event that the Executive is required by law to disclose any Employer Information, the Executive will not make such disclosure unless (and then only to the extent that) the Executive has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Employer when the Executive becomes aware that such disclosure has been requested and is required by law. This Section 5 shall survive for a period of twelve (12) months following termination of this Agreement for any reason with respect to Confidential Information, and shall survive termination of this Agreement for any reason for so long as is permitted by applicable law, with respect to Trade Secrets.

5.3 Delivery upon Request or Termination. Upon request by the Employer, and in any event upon termination of his employment with the Employer, the Executive will promptly deliver to the Employer all property belonging to the Employer, including, without limitation, all Employer Information then in his possession or control.

6. Non-Competition. The Executive agrees that during his employment by the Employer hereunder and in the event of his termination:

•	by the Employer pursuant to Sections 3.2.1(a) or (b);

•	by the Executive pursuant to Section 3.2.2(a) or (b);

•	by the Employer or the Executive in connection with a Change of Control pursuant to Section 3.3; or

•	upon expiration of the Term;

for a period of twelve (12) months thereafter, he will not (except on behalf of or with the prior written consent of the Employer), within the Area, either directly or indirectly, on his own behalf or in the service or on behalf of others, as an executive officer or director of a financial institution, undertake for any Competing Business duties and responsibilities similar to those undertaken by the Executive for the Employer.

7. Non-Solicitation of Customers. The Executive agrees that during his employment by the Employer hereunder and, in the event of his termination:

•	by the Employer pursuant to Sections 3.2.1(a) or (b);

•	by the Executive pursuant to Section 3.2.2(a) or (b);

•	by the Employer or the Executive in connection with a Change of Control pursuant to Section 3.3; or

•	upon expiration of the Term;

for a period of twelve (12) months thereafter, he will not (except on behalf of or with the prior written consent of the Employer), on his own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for any Competing Business any of the Employer’s customers, including prospective customers actively sought by the Employer, with whom the Executive has or had material contact during the last two (2) years of his preceding his termination of employment, for purposes of providing products or services that are competitive with those provided by the Employer.

8. Non-Solicitation of Employees. The Executive agrees that during his employment by the Employer hereunder and, in the event of his termination:

•	by the Employer pursuant to Sections 3.2.1(a) or (b);

•	by the Executive pursuant to Section 3.2.2(a) or (b);

•	by the Employer or the Executive in connection with a Change of Control pursuant to Section 3.3; or

•	upon expiration of the Term;

for a period of twelve (12) months thereafter, he will not, on his own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, any employee of the Employer or its Affiliates to a Competing Business, whether or not: such employee is a full-time employee or a temporary employee of the Employer or an Affiliate (if applicable), such employment is pursuant to written agreement, and such employment is for a determined period or is at will.

9. Remedies. The Executive agrees that the covenants contained in Sections 5 through 8 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer, and that irreparable loss and damage will be suffered by the Employer should he breach any of the covenants. Therefore, the Executive agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants and shall be relieved of its obligation to make any and all payments to Executive that otherwise are or may become due and payable to the Executive pursuant to Section 3. The Employer and the Executive agree that all remedies available to the Employer or the Executive, as applicable, shall be cumulative.

10. Severability. The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

11. No Set-Off by the Executive. The existence of any claim, demand, action or cause of action by the Executive against the Employer, or any Affiliate of the Employer (if applicable), whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

12. Notice. All notices and other communications required or permitted under this Agreement shall be in writing and, shall be delivered by hand or, if mailed, shall be sent via the United States Postal Service, certified mail, return receipt requested, or by overnight courier. All notices hereunder may be delivered by hand or overnight courier, in which event the notice shall be deemed effective when delivered. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(i) If to the Employer, to it at:

The Buckhead Community Bank

415 East Paces Ferry Road

Atlanta, GA 30305

ATTN: Chief Executive Officer

(ii) If to the Executive, to him at:

Any party hereto may change his or its address by advising the others, in writing, of such change of address.

13. Assignment. Neither party hereto may assign or delegate this Agreement or any of its rights and obligations hereunder without the written consent of the other party to this Agreement. The Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer to assume by operation of law or otherwise the obligations under Section 3.3 of this Agreement in the same manner and to the same extent that the Employer would be required to perform them if no such succession had taken place.

14. Waiver. A waiver by one party to this Agreement of any breach of this Agreement by the other party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

15. Arbitration. Except for cases or controversies arising under or in connection with Sections 5 though 9 of this Agreement, any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by binding arbitration in accordance with the Employment Dispute Rules of the American Arbitration Association. Any such demand for arbitration must be filed with the American Arbitration Association within six (6) months from the date the controversy or claim arises or be forever barred. Judgment upon the award rendered by the arbitrator may be entered only in a state or superior court of Fulton County, Georgia or the federal court for the Northern District of Georgia. The Employer and the Executive agree to share equally the fees and expenses associated with the arbitration proceedings.

Executive must initial here: /s/ AW

16. Attorneys’ Fees. In the event that the parties have complied with this Agreement with respect to arbitration of disputes and litigation ensues between the parties concerning the enforcement of an arbitration award, the party prevailing in such litigation shall be entitled to receive from the other party all reasonable costs and expenses, including without limitation attorneys’ fees, incurred by the prevailing party in connection with such litigation, and the other party shall pay such costs and expenses to the prevailing party promptly upon demand by the prevailing party.

17. Applicable Law and Choice of Forum. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Georgia. The parties agree that any appropriate state court located in Fulton County, Georgia or the federal court for the Northern District of Georgia shall have exclusive jurisdiction of any case or controversy arising under or in connection with Sections 5 through 9 of this Agreement and shall be a proper forum in which to adjudicate such case or controversy. The parties consent and waive any objection to the jurisdiction or venue of such courts.

Executive must initial here: /s/ AW

18. Interpretation. Words importing any gender include all genders. Words importing the singular form shall include the plural and vice versa. The terms “herein”, “hereunder”, “hereby”, “hereto”, “hereof” and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

19. Entire Agreement. This Agreement embodies the entire and final agreement of the parties on the subject matter stated in this Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Employer or the Executive unless made in writing and signed by both parties.

All prior understandings and agreements relating to the subject matter of this Agreement, including, but not limited to, the Prior Employment Agreement, are hereby expressly terminated.

20. Rights of Third Parties. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

21. Survival. The obligations of the Executive pursuant to Sections 5, 6, 7, 8 and 9 shall survive the termination of the employment of the Executive hereunder for the period designated under each of those respective sections.

22. Representation Regarding Restrictive Covenants. The Executive represents that he is not and will not become a party to any noncompetition or nonsolicitation agreement or any other agreement which would prohibit him from entering into this Agreement or providing the services for the Employer contemplated by this Agreement on or after the Effective Date. In the event the Executive is subject to any such agreement, this Agreement shall be rendered null and void and the Employer shall have no obligations to the Executive under this Agreement.

IN WITNESS WHEREOF, the Employer and the Executive have executed and delivered this Agreement as of the date first shown above.

THE EMPLOYER:

THE BUCKHEAD COMMUNITY BANK

By:	/s/ Marvin Cosgray
Name:	Marvin Cosgray
Title:	Chief Executive Officer

THE EXECUTIVE:

/s/ Andrew K. Walker
Andrew K. Walker